UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 19, 2022

PUBLIC SERVICE COMPANY OF OKLAHOMA
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma	0-343	73-0410895
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

1 Riverside Plaza,	Columbus,	OH	43215
(Address of Principal Executive Offices)			(Zip Code)

(Registrant's Telephone Number, Including Area Code)	(614)	716-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

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ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On April 19, 2022, Public Service Company of Oklahoma (the “Company”) amended and extended an existing $500,000,000 credit agreement (extending the maturity from July 19, 2022 to December 31, 2022) (“Credit Agreement”).

The Company amended and extended the Credit Agreement, dated as of January 19, 2021, among the Company, the Initial Lenders party thereto and Sumitomo Mitsui Banking Corporation, as Administrative Agent.

Borrowings issued under the Credit Agreements are subject to a variable interest rate and are available upon customary terms and conditions for facilities of this type. The Credit Agreement contains certain covenants and require the Company to maintain its percentage of debt to total capitalization at a level that does not exceed 67.5%. The method for calculating outstanding debt and other capital is contractually defined in the Credit Agreement. Nonperformance by the Company of these covenants could result in an event of default under the Credit Agreement. The acceleration of Company’s payment obligations, or the obligations of certain of its respective subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million would cause an event of default under the Credit Agreement and permit the lenders to declare the Company’s outstanding amounts payable. The Credit Agreement does not permit the lenders to refuse a draw on the facility if a material adverse change occurs.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC SERVICE COMPANY OF OKLAHOMA

By:	/s/ David C. House
Name:	David C. House
Title:	Assistant Secretary

April 19, 2022